Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-131392, 333-128316, 333-126591, 333-118821, 333-112209, 333-106873, 333-103257, 333-90458 and 333-70134, and Form S-8 Nos. 333-115747, 333-108563, 333-103055, 333-101276, 333-96313, 333-91471, 333-68172, 333-68170, 333-53089, 333-53087, 333-41663, 333-39194, 333-08978, 333-134981 and 333-126590) of Nuvelo, Inc. of our reports dated February 27, 2007, with respect to the consolidated financial statements of Nuvelo, Inc., Nuvelo, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Nuvelo, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/    Ernst & Young LLP

Palo Alto, California

February 27, 2007